Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 dated September 6, 2013 and related Prospectus of AOL Inc. for the registration of 2,427,397 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2013, with respect to the consolidated financial statements of AOL Inc., and the effectiveness of internal control over financial reporting of AOL Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA

September 5, 2013